Exhibit 99.1

Petro River Receives Formal Notice of Approved Change in Pearsonia West Concession Requirements From Osage Mineral Counsel

Provides Significant Costs Savings and Asset Preservation to Core Asset

HOUSTON, TX – July 31, 2015. Petro River Oil Corp (“Petro River” or the “Company”) announces that, on July 31, 2015, it has received formal notice from the Osage Mineral Council that the new concession terms for the Pearsonia West Concession (“Pearsonia West”) are effective and formalized. Pearsonia West is a 106,500 contiguous acre position in Osage County, Oklahoma which Petro River owns a controlling interest in through its investment in Bandolier Energy LLC, whole owner of the concession.

The new terms allow for vertical drilling obligations to hold the concession which previously had horizontal drilling obligations.  This provides a significant cost savings to the company and preserves potential control of its core asset until 2018, assuming the negotiated obligations are met. Previously, the concession required 11 horizontal wells to be drilled by the end of 2015 with the concession terminating in the event these wells were not drilled.  The estimated cost of this obligation was approximately $22,000,000 USD.

Pursuant to the new terms, assuming completion costs of $300,000 per vertical well, the drilling obligations only require capital expenditures of: $1,800,000 USD in 2016, $2,700,000 USD in 2017, and $3,600,000 USD in 2018, collectively $8,100,000 USD to hold the entire concession.  This represents a cost savings to the company of approximately $14,000,000 USD while gaining an extra three years of potential control.

Shane Matson, President of Bandolier Energy, commented, “The change in our concession obligations as a result of current oil prices allows our technical team to apply the significant learning from the productivity of middle and upper Mississippian towards vertical exploitation.  We will be able to test the stacked pay carbonate system the Pearsonia region exhibits. Initial wells will focus on the seismically defined structures and use multi-staged completions.  Pending results and an increase in the price of oil, information gained could provide grounds for multi-lateral multi-pay objectives in the future.”

Petro River is currently exploring multiple options for development for the Pearsonia Concession including entertaining inquiries from industry and joint venture partners. The company is evaluating its strategic alternatives for the asset.

Forward-Looking Statements

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.

The forward-looking statements contained in this news release are made as of the date of this news release. Petro River disclaims any intention and assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made, by third parties in respect of the matters discussed above.

Contact Information:

Investor Relations:

ir@petroriveroil.com

212-596-7090

www.petroriveroil.com